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                                                                      EXHIBIT 99

Wednesday December 23, 7:29 am Eastern Time

Company Press Release

SOURCE: Transcend Therapeutics, Inc.

Transcend Therapeutics Enters Into a Definitive Merger
Agreement To be Acquired by KeraVision, Inc.

CAMBRIDGE, Mass., Dec. 23 /PRNewswire/ -- Transcend Therapeutics, Inc. (Nasdaq:
TSND - news) today announced that it has signed a definitive merger agreement to be acquired by KeraVision, Inc. (Nasdaq: KERA - news), a vision correction company. Transcend, which has an anticipated net cash balance of approximately $8 million, has agreed under the merger agreement to wind down its operations as a drug development company. No Transcend employees will be retained after the closing of the transaction.

Transcend stockholders will receive shares of KeraVision common stock with a value equal to the amount of net cash of Transcend as of the closing date plus a premium of between 20 percent and 30 percent, depending on the price of KeraVision stock prior to the closing of the merger.

As of September 30, 1998, the Company had 5,763,091 shares of Common Stock outstanding.

Certain stockholders of Transcend representing approximately 51 percent of the outstanding common stock of Transcend have agreed to vote in favor of the merger. The merger is subject to customary conditions including approval by Transcend stockholders. Pursuant to the merger agreement, KeraVision is entitled to a breakup fee of $500,000 if the merger is terminated for certain reasons.

KeraVision, Inc. began selling its initial vision correction technology in Canada this year and is in late stages of FDA review to possibly sell its technology in the U.S.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for low to moderate myopia (nearsightedness) and low to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, conditions to or delays in the anticipated closing of the KeraVision merger, the net cash balance of Transcend as of the close of the merger, and other risks detailed in the company's and KeraVision's Securities and Exchange Commission filings.